EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-199211) of Banner Corporation of our report dated March 4, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Banner Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/Moss Adams LLP
Portland, Oregon
December 4, 2014